Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 2, 2022, with respect to the consolidated balance sheets of RGC Resources, Inc. and Subsidiaries as of September 30, 2022 and 2021 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2022, which appears in the Annual Report on Form 10-K of RGC Resources, Inc. for the year ended September 30, 2022 filed with the Securities and Exchange Commission.

/s/ Brown Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Roanoke, Virginia

June 1, 2023